PROSPECTUS SUPPLEMENT NO. 4 (TO PROSPECTUS DATED JUNE 8, 2004)	FILED PURSUANT TO RULE 424(B)(3) AND (C) FILE NO. 333-111227
$130,000,000
3.125% Convertible Senior Notes due 2023 and
the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by the holders of the 3.125% Convertible Senior Notes due 2023 of The Men’s Wearhouse, Inc. and the shares of common stock issuable upon conversion of the notes.
     This prospectus supplement supplements and should be read in conjunction with the prospectus dated June 8, 2004 and supersedes the prospectus supplements dated August 12, 2004, November 17, 2004 and August 8, 2005. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all amendments and supplements thereto which have not been otherwise superseded. The terms of the notes are set forth in the prospectus.
     The information in the prospectus appearing in the table under the heading “Selling Security Holders” is hereby modified and restated as set forth in the table below. The information below was furnished to us by the selling security holders listed below on or before November 6, 2006.

						Number of
				Number of	Number of	Shares of
				Shares of	Shares of	Common
	Amount of	Percentage of		Common	Common	Stock Upon
	Notes	Notes	Amount of	Stock	Stock That	Completion
	Beneficially	Beneficially	Notes To	Beneficially	May Be	of Offering
Selling Security Holder	Owned ($)	Owned	Be Sold ($) (1)	Owned (2)(3)	Sold (1)(3)	(1)
Bear, Stearns & Co. Inc. (5)	250,000	*	250,000	8,782	8,782	0
Cincinnati Financial Corp. Retirement Plan	500,000	*	500,000	17,565	17,565	0
Cincinnati Insurance Company	5,500,000	4.23	5,500,000	193,219	193,219	0
Clinton Multistrategy Master Fund, Ltd.	1,320,000	1.02	1,320,000	46,372	46,372	0
Clinton Riverside Convertible Portfolio Limited	4,180,000	3.22	4,180,000	146,847	146,847	0
CNH CA Master Account, L.P.	500,000	*	500,000	17,565	17,565	0
Coda Capital Management, LLC	653,000	*	653,000	22,940	22,940	0
DB Equity Opportunities Master Portfolio Ltd	400,000	*	400,000	14,052	14,052	0
DBAG London (4)	7,034,000	5.41	7,034,000	247,110	247,110	0
Deutsche Bank Securities Inc. (4)	32,800,000	25.23	32,800,000	1,152,293	1,152,293	0
DKR SoundShare Opportunity Holding Fund Ltd.	2,500,000	1.92	2,500,000	87,827	87,827	0

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								Number of
				Number of		Number of		Shares of
				Shares of		Shares of		Common
	Amount of	Percentage of		Common		Common		Stock Upon
	Notes	Notes	Amount of	Stock		Stock That		Completion
	Beneficially	Beneficially	Notes To	Beneficially		May Be		of Offering
Selling Security Holder	Owned ($)	Owned	Be Sold ($) (1)	Owned (2)(3)		Sold (1)(3)		(1)
Grace Convertible Arbitrage Fund, Ltd. (4)	4,750,000	3.65	4,750,000	166,871		166,871		0
HFR CA Select Fund	900,000	*	900,000	31,617		31,617		0
James Mellor Trust	50,000	*	50,000	1,756		1,756		0
Man Convertible Bond Master Fund, Ltd	2,133,000	1.64	2,133,000	74,934		74,934		0
McMahan Securities Co. L.P. (5)	700,000	*	700,000	24,591		24,591		0
Morgan Stanley Convertible Securities Trust (4)	1,200,000	*	1,200,000	42,157		42,157		0
Newport Alternative Income Fund	280,000	*	280,000	9,836		9,836		0
Polygon Global Opportunities Master Fund	1,000,000	*	1,000,000	35,130		35,130		0
Pyramid Equity Strategies Fund	100,000	*	100,000	3,513		3,513		0
Richard Mueller	53,000	*	53,000	1,861		1,861		0
S.A.C. Arbitrage Fund, LLC	8,000,000	6.15	8,000,000	406,678		281,047		125,631
Salomon Brothers Asset Management Inc. (4)	6,900,000	5.31	6,900,000	242,403		242,403		0
San Diego County Employee Retirement Association	1,400,000	1.08	1,400,000	49,183		49,183		0
SG Cowen Securities Corp (5)	11,185,000	8.60	11,185,000	392,939		392,939		0
Silvercreek II Limited	855,000	*	855,000	30,036		30,036		0
Silvercreek Limited Partnership	1,000,000	*	1,000,000	35,130		35,130		0
St. Thomas Trading, Ltd (4)	1,792,000	1.38	1,792,000	62,954		62,954		0
UBS AG London Branch (4)	8,000,000	6.15	8,000,000	281,047		281,047		0
UBS Securities LLC (5)	50,000	*	50,000	1,756		1,756		0
UFJ International plc	5,000,000	3.85	5,000,000	175,654		175,654		0
US Bancorp Piper Jaffray (5)	2,000,000	1.54	2,000,000	70,261		70,261		0
Van Kampen Harbor Fund (5)	1,800,000	1.38	1,800,000	63,235		63,235		0
Waterstone Market Neutral Fund, LP	307,000	*	307,000	10,785		10,785		0
Waterstone Market Neutral MAC 51, Ltd.	326,000	*	326,000	11,452		11,452		0
Waterstone Market Neutral Master Fund, Ltd.	46,000	*	46,000	1,616		1,616		0
Waterstone Market Neutral Offshore Fund, Ltd	1,867,000	1.44	1,867,000	65,589		65,589		0
Zazove Convertible Arbitrage Fund, L.P.	4,500,000	3.46	4,500,000	158,089		158,089		0
Zazove Hedged Convertible Fund, L.P.	2,900,000	2.23	2,900,000	101,879		101,879		0
Zurich Institutional Benchmarks Master Fund Ltd.	1,500,000	1.15	1,500,000	52,696		52,696		0
Unknown Holders	3,769,000	2.90	3,769,000	132,428	(6)	132,428	(6)	0

TOTAL	130,000,000	100.00	130,000,000	4,692,648		4,567,017		125,631

*	Less than 1%

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(1)	Because a selling security holder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common stock that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully exchange the notes for shares of our common stock and that the selling security holders will sell all shares of our common stock that they received pursuant to such exchange.

(2)	Includes shares of common stock issuable upon conversion of the notes.

(3)	The number of shares of our common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such holder at the current conversion price of $28.47, which equals a conversion rate of the initial conversion rate of 35.1309 shares per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Price Adjustments” in the Prospectus. Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. The initial conversion rate of 23.3187 shares of common stock per $1,000 principal amount of notes, which is equivalent to the initial conversion price of $42.88 per share of common stock, has been adjusted to reflect (i) the Company’s three for two stock split in the form of a stock dividend paid on June 13, 2005 and (ii) the payment by the Company of quarterly cash dividends of $0.05 per share of the Company’s common stock paid on (A) March 31, 2006, (B) June 30, 2006 and (C) September 29, 2006. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.

(5)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933. Please see “Plan of Distribution” for required disclosure regarding these selling security holders in the Prospectus.

(6)	Due to the effects of rounding, does not equal exactly 35.1309 shares per $1,000 principal amount of notes.
     Selling security holders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (i) did not acquire its notes or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.
     INVESTING IN THE NOTES AND OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 6, 2006

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